Exhibit 10(i)

February 25, 2009

Mr. Ajita G. Rajendra

President

A. O. Smith Water Products Company,

a division of A. O. Smith Corporation

500 Tennessee Waltz Pkwy

Ashland City, TN 37015-1299

Re:	Amendment to Offer Letter

Dear Ajita:

This letter confirms our agreement to amend your offer letter dated September 20, 2004 (“Offer Letter”) with respect to your pension supplement. To resolve an open issue dating back to your date of hire related to pension forfeited at your former company, the following replaces item 4, Pension Supplement, in your Offer Letter:

4.	Pension Supplement. With completion of 10 years of service with A. O. Smith, you will be eligible for an $85,000/year supplement paid as a straight life annuity commencing with your retirement from A. O. Smith.

If you have any questions about this, please feel free to contact me.

Best Regards,

/s/ Mark A. Petrarca
Mark A. Petrarca
Senior Vice President
Human Resources and Public Affairs